Exhibit 99.1

NEXSTAR MEDIA GROUP’S FOURTH QUARTER NET REVENUE RISES 111% TO A RECORD $653.7 MILLION

Net Revenue Growth Drives Record 4Q Operating Income of $140.8 Million, Net Income of $379.9 Million,

BCF of $241.9 Million, Adjusted EBITDA of $225.7 Million and Free Cash Flow of $155.4 Million

Record Full Year Operating Income of $518.7 Million, BCF of $868.6 Million,

Adjusted EBITDA of $743.3 Million and Free Cash Flow of $469.0 Million

Establishes Free Cash Flow Guidance for 2018/2019 Cycle

IRVING, Texas – February 27, 2018 – Nexstar Media Group, Inc. (NASDAQ: NXST) (“Nexstar” or “the Company”) today reported record financial results for the fourth quarter and full year ended December 31, 2017 as summarized below.

Summary 2017 Fourth Quarter and Full Year Highlights

	Three Months Ended December 31,			Twelve Months Ended December 31,
($ in thousands)	2017	2016	Change	2017	2016	Change
Local Revenue	$249,135	$101,930	+144.4%	$913,571	$388,183	+135.3%
National Revenue	$98,291	$36,160	+171.8%	$356,633	$144,009	+147.6%
Core Advertising Revenue	$347,426	$138,090	+151.6%	$1,270,204	$532,192	+138.7%

Political Revenue	$14,729	$60,033	(75.5)%	$31,605	$108,544	(70.9)%
Retransmission Fee Revenue	$253,279	$100,321	+152.5%	$995,790	$394,038	+152.7%
Digital Revenue	$63,924	$25,748	+148.3%	$230,792	$101,759	+126.8%
Other	$4,794	$1,608	+198.1%	$17,861	$6,148	+190.5%
Trade and Barter Revenue	$16,977	$10,936	+55.2%	$56,681	$45,692	+24.1%
Gross Revenue	$701,129	$336,736	+108.2%	$2,602,933	$1,188,373	+119.0%
Less: Agency Commission	$47,465	$26,857	+76.7%	$170,967	$85,183	+100.7%
Net Revenue	$653,664	$309,879	+110.9%	$2,431,966	$1,103,190	+120.4%

Gross Revenue Excluding Political	$686,400	$276,703	+148.1%	$2,571,328	$1,079,829	+138.1%

Income from Operations	$140,837	$92,475	+52.3%	$518,745	$287,308	+80.6%

Net income	$379,856	$20,411	+1761%	$475,327	$93,100	+410.6%

Broadcast Cash Flow(1)	$241,876	$145,413	+66.3%	$868,557	$456,672	+90.2%
Broadcast Cash Flow Margin(2)	37.0%	46.9%		35.7%	41.4%

Adjusted EBITDA Before One-Time Transaction Expenses(1)	$227,765	$136,020	+67.4%	$802,231	$414,275	+93.6%

Adjusted EBITDA(1)	$225,668	$134,787	+67.4%	$743,283	$405,495	+83.3%
Adjusted EBITDA Margin(2)	34.5%	43.5%		30.6%	36.8%

Free Cash Flow Before One-Time Transaction Expenses(1)	$157,513	$86,676	+81.7%	$527,960	$253,610	+108.2%

Free Cash Flow(1)	$155,416	$85,443	+81.9%	$469,012	$244,830	+91.6%

(1)	Definitions and disclosures regarding non-GAAP financial information including reconciliations are included at the end of the press release.
(2)	Broadcast cash flow margin is broadcast cash flow as a percentage of net revenue. Adjusted EBITDA margin is Adjusted EBITDA as a percentage of net revenue.

Nexstar Media Group, 2/27/18

On January 17, 2017, Nexstar completed its merger with Media General, Inc. and closed on the divestitures of 12 full power television stations.  All actual results presented herein reflect the impact of previously disclosed one-time merger, acquisition and related expenses of $2.1 million and $58.9 million incurred in the three and twelve months ended December 31, 2017, respectively. The actual results presented herein for the three months ended December 31, 2017 reflect the Company’s legacy Nexstar broadcasting and digital operations (net of the five Nexstar station divestitures) and results from the Media General stations (net of the seven Media General station divestitures) and digital assets.  The comparable three month period ended December 31, 2016 reflects the Company’s legacy Nexstar broadcasting and digital operations inclusive of the five Nexstar stations which were divested simultaneous with the closing of the Media General transaction.

CEO Comment

Perry A. Sook, Chairman, President and Chief Executive Officer of Nexstar Media Group, Inc. commented, “Nexstar’s record fourth quarter and full year financial results mark the conclusion of an active and transformational year for the Company and another period of growth across all financial metrics that exceeded consensus estimates. The record results reflect the economic and strategic benefits of last January’s Media General transaction and our ability to extract synergies that were ahead of projections, combined with our ongoing success in leveraging our local content and community involvement, diversifying our revenue streams, driving operating efficiencies and optimizing the balance sheet and capital structure.

“Our expanded operating base generated approximately $469 million in 2017 free cash flow – and over $527 million before one-time expenses -- enabling us to invest in our broadcast and technology platform and in select accretive acquisitions, to reduce net debt by approximately $400 million and return over $154 million to shareholders in the form of share repurchases and dividends.  As a result, we ended the year with 46.0 million shares outstanding and a strong foundation for another record year in 2018.  With the operating and financial growth momentum across our platform continuing in 2018, we expect Nexstar to benefit from several key factors including the Winter Olympics, Super Bowl on NBC, heavily contested mid-term elections, continued retransmission and digital revenue growth and the recurring free cash flow benefit to be derived, in future years, from the enactment of the Tax Cuts and Jobs Act.  As such, Nexstar expects to generate average annual free cash flow of slightly in excess of $600 million for the 2018/2019 cycle, which reflects our assumptions for interest rate increases and the Company’s transition to nearly a full tax payer in 2018.

“The 110.9% rise in fourth quarter net revenue drove operating income growth of 52.3% resulting in 66.3% growth in fourth quarter BCF, a 67.4% increase in adjusted EBITDA and an 81.7% rise in free cash flow (excluding transaction expenses), and approximately 24% of every net revenue dollar was converted to free cash flow.  Contributions from our third full quarter of operations including the Media General assets combined with continued strength of Nexstar’s legacy operations led to triple digit growth in all of our non-political revenue sources and more than offset the 75.5% year-over-year decline in fourth quarter political advertising. Fourth quarter core television ad revenue increased 151.6%, while retransmission fee revenue and digital media revenue rose 152.5% and 148.3%, respectively. The continued shift of our revenue mix reflects our long-term initiatives to build scale and diversify revenue through our focus on high growth retransmission and digital opportunities. Reflecting transaction-related growth and our success in managing the political ad revenue opportunity during odd-year cycles, we reported fourth quarter political revenue of approximately $14.7 million marking an 86.8% rise over the comparable 2015 period. Excluding political, gross revenue grew 148.1% in the fourth quarter compared to the prior year, highlighting Nexstar’s unwavering commitment to localism, innovation and growth as we continue to successfully transition our television broadcasting operating model and content creation capabilities into a diversified platform with multiple high margin revenue streams.

Nexstar Media Group, 2/27/18

“In this regard, combined fourth quarter digital media and retransmission fee revenue of $317.2 million rose 151.6% over the prior-year period and accounted for 48.5% of net revenue, illustrating the positive ongoing revenue mix shift from 2016 fourth quarter levels when these operations accounted for 40.7% of net revenue.  The year-over-year increase in fourth quarter non-television revenue reflects new distribution agreements reached in late 2016 with multichannel video programming distributors, Media General revenue synergies related to the after acquired clauses in our retransmission consent contracts, and our expanded, profitable digital operations.

“The rise in fourth quarter station direct operating expenses (net of trade expense) and SG&A expense primarily reflects the operation of acquired stations and digital assets as well as anticipated increases in network affiliation expense. Fourth quarter corporate expense before non-cash compensation expense and costs related to the Media General transaction and certain divestitures was consistent with our expectations.

“Local broadcast television remains the most powerful segment of the media and advertising ecosphere and our strong local platforms command the greatest share of audience reach within a market.  As the most trusted medium among viewers, with a brand safe environment and the greatest influence on consumer purchasing and voting decisions, local broadcast television is the unrivalled, leading provider of ROI-driven marketing solutions for brand managers, advertisers and political campaigns.  The enduring value of Nexstar’s unique, locally-produced news programming and content married with marquee national network content and access to new and emerging digital distribution platforms is an unbeatable value and competitive proposition.  In 2017, Nexstar forged agreements with all of the big four networks for participation in their OTT services and our solid relationships and common goals with the networks is the foundation of these agreements.

“In January 2018, we acquired LKQD, an enterprise digital video advertising technology infrastructure business, for approximately $90 million cash. The addition of LKQD supports our long-term strategic and financial growth objectives for Nexstar Digital and is immediately accretive to our operating results and free cash flow. By adhering to our disciplined acquisition and integration criteria, we acquired a leading, fast-growing, profitable, online video advertising business at an attractive valuation without materially altering our leverage position.

“As always, we remain focused on actively managing our capital structure to provide the financial flexibility to support our near- and long-term growth. Looking ahead, we continue to expect Nexstar’s net leverage, absent additional strategic activity and discretionary capital returns, to decline to the mid/high 3x range by the end of 2018.

“Longer-term, with the FCC’s recent rulings that support 21st century ownership rules and the voluntary adoption of new ATSC 3.0 standards for innovative Next Gen TV services, local broadcasters will bring consumers more localized programming content, mobile TV, advanced emergency alert systems and a host of other valuable, informative, and in some cases, critical services.  At the same time our consortium with Sinclair and Univision is in the process of identifying opportunities to generate new spectrum-related revenue, which will be made possible by the Next Generation ATSC 3.0 broadcast standard.  Last month, the consortium named former Pillsbury Winthrop Shaw Pittman LLP attorney and technology, spectrum and ATSC 3.0 expert, John Hane, as President.  John’s appointment reflects the consortium’s shared goal of promoting spectrum utilization, innovation and monetization by advancing the adoption of the ATSC 3.0 transmission standard across the broadcast industry and he will identify and structure advanced nationwide business opportunities soon to be made available by the NextGen standard and aggregation of spectrum bandwidth.

“In summary, the fourth quarter marked a strong end to what was already a record year of financial performance for Nexstar. We continue to precisely execute on all facets of our business including operations, integration, synergy realization, optimizing the capital structure and cost of capital, and service to our local communities. Our disciplines in

Nexstar Media Group, 2/27/18

these areas have given consistency and visibility to our results, while supporting increased returns for our shareholders and in January we announced a 25% increase in the amount of our quarterly cash dividend. We are highly confident in our strong forward growth prospects as we follow the successful strategies we’ve established in terms of building the top line, maintaining close control of fixed and variable costs and optimizing the balance sheet.  As we begin to benefit from what are expected to be record levels of mid-term political advertising in 2018, we have excellent visibility to deliver on our newly established free cash flow targets, while allowing us to reduce leverage, pursue additional select accretive acquisitions, pay dividends and take other actions for the continued near- and long-term enhancement of shareholder value.”

The consolidated debt of Nexstar, its wholly owned subsidiaries, Mission Broadcasting, Inc., Marshall Broadcasting Group, Inc. and Shield Media, LLC (collectively, the “Company”) at December 31, 2017, was $4,362.5 million including senior secured debt of $2,794.9 million.  The Company’s total net leverage ratio at December 31, 2017 was 5.06x and first lien net leverage ratio at December 31, 2017 was 3.20x compared to a covenant of 4.50x.

The table below summarizes the Company’s debt obligations (net of financing costs and discounts):

($ in millions)	12/31/2017	12/31/2016
Revolving Credit Facilities	$3.0	$2.0
First Lien Term Loans	$2,791.9	$662.2
6.875% Senior Unsecured Notes	$-	$520.7
6.125% Senior Unsecured Notes	$273.0	$272.6
5.875% Senior Unsecured Notes	$408.1	$-
5.625% Senior Unsecured Notes	$886.5	$884.9
Total Debt	$4,362.5	$2,342.4

Cash on Hand	$115.7	$87.7

Goodwill impairment

During the fourth quarter of 2017, Nexstar recorded non-cash impairment charges of $20.0 million related to goodwill and intangible assets of its digital businesses.

Deferred Income Tax Benefit

On December 22, 2017, the Tax Cuts and Jobs Act of 2017 (the “Act”) was signed into law making significant changes to the Internal Revenue Code. The Act reduces the federal corporate income tax rate from 35% to 21% effective for tax years beginning after December 31, 2017. Although the federal corporate income tax rate reduction is only effective for tax periods beginning after December 31, 2017, the applicable accounting guidance requires the Company to re-measure the existing net deferred tax liability in the period of enactment. The reduction in the federal corporate income tax rate provided by the Act resulted in a provisional reduction on the Company’s net deferred tax liability of $322.2 million and a corresponding deferred income tax benefit in 2017. Excluding the effect of the $322.2 million income tax benefit related to re-measuring the net deferred tax liability, the Company incurred income tax expense of $29.9 million and $88.3 million for the quarter and year ended December 31, 2017, respectively.

Notice of Change in Revenue Reporting FASB No. 2014-09

Effective January 1, 2018, the Company adopted Accounting Standards Update No. 2014-09, the new revenue accounting guidance issued by the Financial Accounting Standards Board. The adoption will result in certain changes in the Company’s revenue recognition policies and the presentation of certain revenue sources in future announcements of quarterly financial results. Beginning with the first quarter of 2018, the Company will no longer recognize barter revenue and barter expense arising from the exchange of advertising time for certain program material. During the three and twelve months ended December 31, 2017, the Company recognized barter revenue (and related barter expense) of $11.6 million and $42.5 million, respectively, and $7.7 million and $34.7 million, respectively, for the same

Nexstar Media Group, 2/27/18

periods in 2016. In addition, the Company will present local, national, digital and political revenues, exclusive of related agency commissions. The change in accounting for barter is expected to reduce the amount of future revenue and related expense. The change in the presentation of local, national, digital and political revenue will not impact the Company’s net revenue. None of the changes will impact the Company’s past or future income from operations, net income, broadcast cash flow, adjusted EBITDA and free cash flow.

Fourth Quarter Conference Call

Nexstar will host a conference call at 10:00 a.m. ET today.  Senior management will discuss the financial results and host a question and answer session.  The dial in number for the audio conference call is 719/325-4797, conference ID 7292381 (domestic and international callers).  In addition, a live audio webcast of the call will be accessible to the public on Nexstar’s web site, http://www.nexstar.tv and a recording of the webcast will be archived on the site for 90 days following the live event.

Definitions and Disclosures Regarding non-GAAP Financial Information

Broadcast cash flow is calculated as net income, plus interest expense (net), loss on extinguishment of debt, income tax expense (benefit), other expense (income), corporate expenses, depreciation, amortization of intangible assets and broadcast rights (excluding barter), (gain) loss on asset disposal, non-cash representation contract termination fee, change in the fair value of contingent consideration and goodwill and intangible assets impairment, minus broadcast rights payments. We consider broadcast cash flow to be an indicator of our assets’ operating performance. We also believe that broadcast cash flow and multiples of broadcast cash flow are useful to investors because it is frequently used by industry analysts, investors and lenders as a measure of valuation for broadcast companies.

Adjusted EBITDA is calculated as broadcast cash flow less corporate expenses. We consider Adjusted EBITDA to be an indicator of our station assets’ operating performance and a measure of our ability to service debt. It is also used by management for strategic acquisitions and investments, maintain capital assets and fund ongoing operations and working capital needs. We also believe that Adjusted EBITDA is useful to investors and lenders as a measure of valuation and ability to service debt.

Free cash flow is calculated as net income, plus interest expense, (net), loss on extinguishment of debt, income tax expense (benefit), other expense (income), depreciation, amortization of intangible assets and broadcast rights (excluding barter), (gain) loss on asset disposal, non-cash compensation expense, non-cash representation contract termination fee, change in the fair value of contingent consideration and goodwill and intangible assets impairment, less payments for broadcast rights, cash interest expense, capital expenditures, proceeds from disposals of property and equipment, and net operating cash income taxes. We consider Free Cash Flow to be an indicator of our assets’ operating performance. In addition, this measure is useful to investors because it is frequently used by industry analysts, investors and lenders as a measure of valuation for broadcast companies, although their definitions of Free Cash Flow may differ from our definition.

For a reconciliation of these non-GAAP financial measurements to the GAAP financial results cited in this news announcement, please see the supplemental tables at the end of this release.

With respect to our forward-looking guidance, no reconciliation between a non-GAAP measure to the closest corresponding GAAP measure is included in this release because we are unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts and we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors. In particular, reconciliation of forward-looking Free Cash Flow to the closest corresponding GAAP measure is not available without unreasonable efforts on a forward-looking basis due to the high variability, complexity and low visibility with respect to the charges excluded from these non-GAAP measures such as the measures and effects of non-cash compensation expense specific to equity compensation awards that are directly impacted by unpredictable fluctuations in our stock price and other non-recurring or unusual items such as impairment charges, transaction-related costs and gains or losses on sales of

Nexstar Media Group, 2/27/18

assets. We expect the variability of these items to have a significant, and potentially unpredictable, impact on our future GAAP financial results.

About Nexstar Media Group, Inc.

Nexstar Media Group is a leading diversified media company that leverages localism to bring new services and value to consumers and advertisers through its traditional media, digital and mobile media platforms. Nexstar owns, operates, programs or provides sales and other services to 170 television stations and related digital multicast signals reaching 100 markets or nearly 39% of all U.S. television households. Nexstar’s portfolio includes primary affiliates of NBC, CBS, ABC, FOX, MyNetworkTV and The CW. Nexstar’s community portal websites offer additional hyper-local content and verticals for consumers and advertisers, allowing audiences to choose where, when and how they access content while creating new revenue opportunities. For more information please visit www.nexstar.tv.

Forward-Looking Statements

This communication includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words "guidance," "believes," "expects," "anticipates," "could," or similar expressions. For these statements, Nexstar claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this communication, concerning, among other things, future financial performance, including changes in net revenue, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, the ability to service and refinance our outstanding debt, successful integration of acquired television stations and digital businesses (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations' operating areas, competition from others in the broadcast television markets, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events. Nexstar undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this communication might not occur. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect these expectations, please see Nexstar’s other filings with the SEC.

Contact:
Thomas E. Carter	Joseph Jaffoni, Jennifer Neuman
Chief Financial Officer	JCIR
Nexstar Media Group, Inc.	212/835-8500 or nxst@jcir.com
972/373-8800

-tables follow-

Nexstar Media Group, 2/27/18

Nexstar Media Group, Inc.

Condensed Consolidated Statements of Operations
(in thousands, except per share amounts, unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Net revenue	$653,664	$309,879	$2,431,966	$1,103,190

Operating expenses (income):
Corporate expenses	16,208	10,626	125,274	51,177
Direct operating expenses, net of trade	260,076	95,103	978,930	371,242
Selling, general and administrative expenses, excluding corporate	119,883	55,441	466,712	212,429
Trade and barter expense	15,906	10,791	56,970	45,439
Depreciation	26,161	13,126	100,658	51,300
Amortization of intangible assets	38,799	11,669	159,500	46,572
Amortization of broadcast rights, excluding barter	15,809	5,386	62,908	22,461
Goodwill and intangible assets impairment	19,985	15,262	19,985	15,262
Gain on disposal of stations, net	-	-	(57,716)	-
Total operating expenses	512,827	217,404	1,913,221	815,882
Income from operations	140,837	92,475	518,745	287,308
Interest expense, net	(52,668)	(45,228)	(241,195)	(116,081)
Loss on debt extinguishment	(534)	-	(34,882)	-
Other expenses	(116)	(146)	(1,284)	(555)
Income before income taxes	87,519	47,101	241,384	170,672
Income tax benefit (expense)	292,337	(26,690)	233,943	(77,572)
Net income	379,856	20,411	475,327	93,100
Net (income) loss attributable to noncontrolling interests	(1,375)	71	(330)	(1,563)
Net income attributable to Nexstar	$378,481	$20,482	$474,997	$91,537

Net income per common share attributable to Nexstar Media Group, Inc.:
Basic	$8.27	$0.67	$10.38	$2.98
Diluted	$7.97	$0.64	$10.07	$2.89

Weighted average number of common shares outstanding:
Basic	45,757	30,713	45,754	30,687
Diluted	47,510	31,798	47,149	31,664

Dividends declared per common share	$0.30	$0.24	$1.20	$0.96

Net income	$379,856	$20,411	$475,327	$93,100
Other comprehensive income:
Change in unrecognized amounts included in pension and postretirement obligations, net of tax of $2,160	6,140	-	6,140	-
Total comprehensive income	385,996	20,411	481,467	93,100
Total comprehensive income attributable to noncontrolling interests	(1,375)	71	(330)	(1,563)
Total comprehensive income attributable to Nexstar Media Group, Inc.	$384,621	$20,482	$481,137	$91,537

Nexstar Media Group, 2/27/18

Nexstar Media Group, Inc.

Reconciliation of Broadcast Cash Flow and Adjusted EBITDA (Non-GAAP Measures)

UNAUDITED (in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
Broadcast Cash Flow and Adjusted EBITDA:	2017	2016	2017	2016

Net income	$379,856	$20,411	$475,327	$93,100

Add:
Interest expense, net	52,668	45,228	241,195	116,081
Loss on extinguishment of debt	534	-	34,882	-
Income tax (benefit) expense	(292,337)	26,690	(233,943)	77,572
Depreciation	26,161	13,126	100,658	51,300
Amortization of intangible assets	38,799	11,669	159,500	46,572
Amortization of broadcast rights, excluding barter	15,809	5,386	62,908	22,461
Loss (gain) on asset disposal, net	238	2,071	(55,982)	1,553
Corporate expenses	16,208	10,626	125,274	51,177
Change in the fair value of contingent consideration	-	560	-	4,043
Goodwill and intangible assets impairment	19,985	15,262	19,985	15,262
Other	116	146	1,284	555

Less:
Payments for broadcast rights	16,161	5,762	62,531	23,004

Broadcast cash flow	241,876	145,413	868,557	456,672
Margin %	37.0%	46.9%	35.7%	41.4%

Less:
Corporate expenses, excluding one-time transaction expenses	14,111	9,393	66,326	42,397

Adjusted EBITDA before one-time transaction expenses	227,765	136,020	802,231	414,275
Margin %	34.8%	43.9%	33.0%	37.6%

Less:
Corporate one-time transaction expenses	2,097	1,233	58,948	8,780

Adjusted EBITDA	$225,668	$134,787	$743,283	$405,495
Margin %	34.5%	43.5%	30.6%	36.8%

Nexstar Media Group, 2/27/18

Nexstar Media Group, Inc.

Reconciliation of Free Cash Flow (Non-GAAP Measure)

UNAUDITED (in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
Free Cash Flow:	2017	2016	2017	2016

Net income	$379,856	$20,411	$475,327	$93,100

Add:
Interest expense, net	52,668	45,228	241,195	116,081
Loss on extinguishment of debt	534	-	34,882	-
Income tax (benefit) expense	(292,337)	26,690	(233,943)	77,572
Depreciation	26,161	13,126	100,658	51,300
Amortization of intangible assets	38,799	11,669	159,500	46,572
Amortization of broadcast rights, excluding barter	15,809	5,386	62,908	22,461
Loss (gain) on asset disposal, net	238	2,071	(55,982)	1,553
Non-cash compensation expense	6,556	2,388	24,068	11,390
Change in the fair value of contingent consideration	-	560	-	4,043
Goodwill and intangible assets impairment	19,985	15,262	19,985	15,262
Corporate one-time transaction expenses	2,097	1,233	58,948	8,780
Other	116	146	1,284	555

Less:
Payments for broadcast rights	16,161	5,762	62,531	23,004
Cash interest expense(1)	49,993	43,651	211,137	111,512
Capital expenditures from normal operations	20,707	6,228	69,553	31,870
Capital expenditures related to station repack	2,590	-	2,590	-
Capital expenditures related to relinquishment of spectrum	318	-	318	-
Proceeds from disposals of property and equipment	(3,577)	(133)	(20,026)	(718)
Operating cash income taxes, net of refunds(2)	6,777	1,986	34,767	29,391

Free cash flow before one-time transaction expenses	157,513	86,676	527,960	253,610

Less:
Corporate one-time transaction expenses	2,097	1,233	58,948	8,780

Free cash flow	$155,416	$85,443	$469,012	$244,830

(1)	Excludes payments of $19.6 million in one-time fees during the twelve months ended December 31, 2017 associated with the financing of the Company’s merger with Media General.
(2)

Excludes the payment of $57.0 million in taxes during the twelve months ended December 31, 2017 related to tax liabilities resulting from various sale of stations and $180.9 million related to the proceeds received to relinquish the spectrum of certain stations.

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